FOR IMMEDIATE RELEASE

 JOHN J. QUINN APPOINTED TO NUTRACEA’S BOARD OF DIRECTORS

PHOENIX, AZ, April 15, 2010 – NutraCea (OTC Bulletin Board: NTRZ ), a world leader in stabilized rice bran (SRB) nutrient research and technology, today announced that John J. Quinn (62) has been appointed to the Company’s Board of Directors.  Quinn, who will chair the Audit Committee, has over 40 years of public accounting experience, primarily as an Assurance Partner with PricewaterhouseCoopers LLP (PwC) and Ernst & Young LLP.

From 1998 until retiring in 2008 from PwC, Quinn served in the National Office—Assurance Services in New York City and as Office Managing Partner in Indianapolis, Indiana.    From 1993 to 1997 he was Director, Executive Vice-President and Chief Financial Officer of Standard Management Corporation, a publicly-held financial services company with US and international operations. He spent the first 24 years of his career at Ernst & Young in Indianapolis becoming a partner in 1981.  While at Ernst & Young he served as Chairman of the Indiana Insurance Industry Practice from 1987 to 1993.

W. John Short, Chairman of the Board and Chief Executive Officer of NutraCea, commented, “We are extremely pleased to add someone of John’s caliber to our Board of Directors.  His combination of prior board experience, auditing knowledge and extensive experience with public companies and international operations will be an invaluable asset to our management team and shareholders.  I look forward to working with him and gaining his insights as we look to grow our company for the future.”

Quinn currently serves on the boards of Central Indiana Community Foundation, a $600 million foundation where he served as Chair and headed the Audit Committee, and Legacy Fund, Inc., an affiliated foundation.  He is a graduate of the University of Notre Dame (cum laude) and the Kellogg Executive Program at Northwestern University.

About NutraCea

NutraCea is a world leader in production and utilization of SRB. NutraCea holds many patents for SRB production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally a waste by-product of standard rice processing. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
Phone: 212-827-3773
mmeek@frbir.com